                                      AGREEMENT

       THIS AGREEMENT is entered into the 4th day of December, 1998 by and between ENVIRONMENTAL SYSTEMS & SOLUTIONS, INC., a Nevada corporation ("ESSI"), on the one hand, and PACIFIC AMERICAN CULTURAL EXCHANGE, INC., a Japanese corporation ("PACE"), and HIDEYUKI NAKAMURA ("NAKAMURA") under the following terms and conditions:

                                     RECITALS:

       WHEREAS, ESSI owns the worldwide rights to the patented "HydroMaid" product; and

       WHEREAS, NAKAMURA is the sole shareholder of PACE which has paid-in capital of Y35,000,000; and

       WHEREAS, NAKAMURA and PACE desire to acquire manufacturing and marketing rights under license from ESSI (the "License Rights") for Japan, Korea, the People's Republic of China, Hong Kong, Macao, the Republic of China (Taiwan), the Philippines, Vietnam, Laos, Cambodia, Malaysia, Singapore, Thailand, Myanmar, Indonesia, New Guinea, Sri Lanka, India, Pakistan, Afghanistan, Iran, and Iraq (the "Territory"); and

       WHEREAS, ESSI is willing to grant the License Rights for the Territory to PACE on the terms and conditions of this Agreement;

       NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     LICENSE.

       1.1 ESSI hereby agrees to grant to PACE the License Rights to the Territory upon the terms and conditions set forth in remainder of Section 1 of this Agreement. The License Rights as set forth in this Agreement shall be incorporated into a License Agreement reasonably agreeable to the parties and their respective counsel.

       1.2 The parties agree that the License Rights shall be exclusive, subject to the condition that the license will revert to a non-exclusive license if PACE does not achieve sales as follows:

              1.2.1 3,840 HydroMaid units in the second calendar quarter of 1999;

              1.2.2 7,680 HydroMaid units in the third calendar quarter of 1999;

              1.2.3 11,520 HydroMaid units in the fourth calendar quarter of 1999;

              1.2.4 15,360 HydroMaid units in the first calendar quarter of 2000;

              1.2.5 17,920 HydroMaid units in the second calendar quarter of 2000; and

              1.2.6 19,200 HydroMaid units per calendar quarter commencing in the third quarter of 2000 and in each quarter thereafter.

       1.3 ESSI shall be entitled to cancel the License Rights upon 90 days written notice to PACE if PACE does not achieve a minimum of 50% of the sales required for two consecutive calendar quarters as set forth in Section
1.2 above.

       1.4 The parties agree that PACE will pay a royalty to ESSI equal to U.S. $50.00 per HydroMaid unit (the "Royalty"), up to an aggregate of U.S. $5,000,000.00 (the "Royalty Cap"), subject to the conditions set forth in
Section 1.5 below. After payment of Royalties equal to the Royalty Cap, the license granted hereby shall be considered a fully-paid license and no further Royalties shall be payable.

       1.5 PACE shall have the right to purchase, up to 2,500 HydroMaid units per month at a price of U.S. $155.00 from ESSI's production facilities in the United States for sale in the direct marketing, multi-level marketing, or to installers of water purification equipment in Japan, in accordance with terms to be agreed upon in negotiations between such parties as PACE may determine. After either ESSI or PACE has production capabilities in China or Japan, sales to such channels will be made from production in China or Japan, with royalties payable to ESSI in accordance with the provisions of Section
1.4 above.

       1.6 As a condition for the grant of the License Rights, NAKAMURA agrees to establish a credit facility in the amount not to exceed U.S. $5,000,000 (the "Credit Facility") for the benefit of PACE to be utilized for the manufacture and/or purchase of HydroMaid units to be marketed in the Territory. NAKAMURA agrees to fund the Credit Facility from time to time in such amounts as may be necessary to satisfy the reasonable production requirements to meet the demand for HydroMaid units in the Territory. To the extent that NAKAMURA funds the Credit Facility, the Royalty Cap shall be reduced by the amount of the funded Credit Facility. For example, if a line of credit in the amount of U.S. $1,000,000.00 is established by NAKAMURA, the Royalty Cap shall be reduced by U.S. $1,000,000.00. The specific terms and conditions of the Credit Facility shall be determined by the parties hereto based upon the reasonable production requirements to meet the demand for HydroMaid units in the Territory.

       1.7 As a condition for the grant of the License Rights, NAKAMURA agrees to provide $200,000 in working capital to PACE for operating expenses from the Closing, as defined in Section 5 below. The parties agree to bear their own expenses relating to the development of the business in Japan up to and including the Closing Date.

       1.8 The parties agree to continue negotiations with Seiko Instruments, Inc. for the manufacture of the HydroMaid units in Japan. If the HydroMaid units are manufactured in Japan, the parties acknowledge that no Credit Facility shall be required.

       1.9 As a condition precedent for the grant of the License Rights to PACE, NAKAMURA agrees to assign 50% of the issued and outstanding shares of PACE to ESSI.

       1.10 As a condition to and in consideration for the transfer of the PACE shares to ESSI, ESSI agrees to issue to NAKAMURA 25,000 shares of ESSI, such number of shares to be subject to adjustment in the event of a merger, reorganization, or other similar transaction.

       1.11 As a condition to the grant of the License Rights to PACE, NAKAMURA, in his capacity as the shareholder of PACE, agrees to elect YASUO KANAI, HIROFUMI SHIMOZATO, NAOYA NAKAMURA, CULLEY W. DAVIS, RONALD L. LaFORD, and BRUCE H. HAGLUND as members of the Board of Directors of PACE and YASUHIRO FUJITA as Statutory Auditor.

       1.12 As a condition to the grant of the License Agreement, the parties agree that the officers of PACE, to be elected by the Board of Directors, shall be as follows:

              Chairman Emeritus                         HIDEYUKI NAKAMURA
              Chairman of the Board                     CULLEY W. DAVIS
              President/ Chief Executive Officer        YASUO KANAI
              Chief Financial Officer                   JOHN W. NAGEL
              Secretary/General Counsel                 BRUCE H. HAGLUND
              Vice President                            NORIYUKI NAKAMURA
              Vice President                            NAOYA NAKAMURA
              Vice President                            RONALD L. LaFORD
              Vice President                            HIRORUMI SHIMOZATO
              Vice President                            SHOICHIRO MIYAKAWA

       1.13 As a condition to the grant of the License Agreement, PACE agrees to purchase a 40-foot container of approximately 1,280 HydroMaid units with PACE responsible to pay U.S. $155.00 per unit. PACE and ESSI agree that payment for half of the units shall be due on the later of February 15, 1999 or 45 days after the delivery of the shipment and payment for the other half of the units shall be due on the later of March 31, 1999 or 90 days after the delivery of the shipment.

2.     OPERATIONAL PHILOSOPHY.

       2.1 The parties agree that the operational philosophy of PACE shall be to concentrate initially on sales in Japan and to establish a strategic plan for the marketing of HydroMaid units in other countries in the Territory to be approved by the Board of Directors (the "Strategic Plan"). The Strategic Plan shall establish a target date for the commencement of sales in each country in the Territory and a target amount of HydroMaid units to be sold by identified dates. Prior to approval of the Strategic Plan, Mr. KANAI and Mr. HAGLUND shall (i) agree upon the direction of the business of PACE,
(ii) jointly approve all agreements with distributors, office lease arrangements, employment arrangements, and (iii) coordinate the business decisions of PACE to insure that PACE and ESSI are fully informed as to all material business matters.

       2.2 The parties agree that if ESSI receives a bona fide offer in writing (the "Offer") for a license or distributorship in any market in the Territory in which PACE is not selling HydroMaid units in accordance with the Strategic Plan, ESSI shall notify

PACE in writing that it has received the Offer. PACE shall have a right of first refusal to agree to a license or distributorship in such country on the same terms and conditions as set forth in the Offer during the 30-day period following notice by ESSI to PACE (the "Initial Deadline"). If PACE does not agree to the terms set forth in the Offer by the Initial Deadline, such country shall no longer be considered part of the Territory and ESSI shall be free to grant license or distribution rights in such country on the terms set forth in the Offer. If no agreement in accordance with the Offer is entered into between ESSI and the party advancing the Offer within 30 days after the Initial Deadline, such country shall be deemed included again in the Territory for purposes of the License Rights.

       2.3 The parties agree that the Board of Directors of PACE shall meet on a quarterly basis to review financial statements, budgets, forecasts, marketing plans, manufacturing plans, and such other matters as reasonably necessary to provide proper oversight to the operations of PACE. The place of such meetings shall be (i) Tokyo, Japan, (ii) Salt Lake City, Utah, or
(iii) such other place as the Board of Directors may determine by majority agreement. The parties agree that NAKAMURA, in his capacity as Chairman Emeritus of PACE, and Mr. FUJITA, in his capacity as the Statutory Auditor, shall be entitled to receive all notices of meetings of the Board of Directors and to attend such meetings.

       2.4 English shall be the official language of PACE. All Board meetings shall be conducted in English and all notices and official communications shall be in English. Except for required filings with the Japanese government, all official corporate documents shall be maintained in English, and the English version of any such document shall prevail in the event of a conflict between the English and Japanese versions. At the Closing (as defined in Section 5), English translations of all official corporate documents (e.g. Articles of Incorporation and Bylaws) shall be delivered to ESSI.

3.     PHILIPPINES.

       The parties agree that PACE shall have the right to negotiate a sublicense or distributorship for the Philippine Islands on the basis of a joint venture company owned 50% by PACE and 50% by a Philippine joint partner for approval by the Board of Directors.

4.     NAME CHANGE.

       The parties agree that PACE shall change its name to "Environmental Systems International, Inc." and ESSI hereby consents to the use of such corporate name.

5.     CLOSING.

       The parties agree to conduct a closing at the earliest practicable date to accomplish the grant of the License Rights at such time (the "Closing Date") and place in Tokyo, Japan as the parties mutually agree upon (the "Closing"). The following shall be accomplished at the Closing:

       5.1 PACE shall deliver a current balance sheet to ESSI as of the Closing Date.

       5.2 NAKAMURA shall deliver a certificate to ESSI representing 50% of the outstanding shares of capital stock of PACE to ESSI.

       5.3 ESSI shall deliver a stock certificate for 25,000 shares of Common Stock to NAKAMURA.

       5.4 PACE shall deliver a Certificate of Secretary of PACE evidencing (i) the election of YASUO KANAI, NORIYUKI NAKAMURA, NAOYA NAKAMURA, CULLEY W. DAVIS, RONALD L. LaFORD, and BRUCE H. HAGLUND as members of the Board of Directors, (ii) the election of Mr. FUJITA as the Statutory Auditor, and (iii) the change of the name of PACE to "Environmental Systems International, Inc."

       5.5 YASUO KANAI, NORIYUKI NAKAMURA, NAOYA NAKAMURA, CULLEY W. DAVIS, RONALD L. LaFORD, and BRUCE H. HAGLUND, as members of the Board of Directors of PACE, shall execute a Unanimous Written Consent electing the officers as set forth in Section 1.12 above.

6.     BUDGET; BUSINESS PLAN.

       After the Closing, the Board of Directors will meet to develop a budget and business plan for 1999, including the approval of the Strategic Plan.

7.     MISCELLANEOUS.

       7.1 This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

       7.2 If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

       7.3 This Agreement will be governed by and construed in accordance with the laws of the State of Utah, except where the Japanese corporate laws, anti-trust laws, and other Japanese laws apply to a Japanese corporation on a mandatory basis, in which case Japanese law will supersede the contractual arrangements agreed to by the parties to this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and at the place indicated below their respective signatures.


ESSI:         ENVIRONMENTAL SYSTEMS & SOLUTIONS, INC.


              By: /s/ Culley W. Davis
                 ------------------------
                 Culley W. Davis,
                 Chief Executive Officer

              Date: 12/4/98
                   ----------------------

              Place: Salt Lake City, Utah
                   ----------------------


NAKAMURA:

              /s/ Hideyuki Nakamura
              ---------------------------
              HIDEYUKI NAKAMURA

              Date: 12/4/98
                   ----------------------

              Place: Tokyo, Japan
                    ---------------------


PACE:         PACIFIC AMERICAN CULTURAL EXCHANGE, INC.


              By: /s/ Hideyuki Nakamura
                 ------------------------
                 Hideyuki Nakamura,
                 Its Authorized Officer

              Date: 12/4/98
                   ----------------------

              Place: Tokyo, Japan
                    ---------------------